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Exhibit 99.1

For Immediate Release

  Seagate Completes Sale of Network
  and Storage Management Software
  Group to Veritas Software

  Deal Provides Seagate With 34.6 Million Shares Of
  VERITAS Software Stock Valued at $3.1 Billion

  SCOTTS VALLEY, Calif., June 1 /PRNewswire/ -- Seagate Technology, Inc. (NYSE: SEG) today announced that the Company has completed the sale of the Network and Storage Management Group (NSMG), a portion of their Seagate
  Software subsidiary, to VERITAS Software (Nasdaq: VRTS - news ). VERITAS Software and Seagate Software NSMG will merge in a tax-free transaction to be accounted for under purchase accounting. Seagate Technology will receive approximately 34.6 million shares of VERITAS Software for Seagate Software's NSMG "business." Based on the closing stock price of VERITAS Software on May 28, 1999, the value of the shares to be received by Seagate Technology is approximately $3.1 billion. Seagate retains ownership of its remaining Seagate Software subsidiary, which will continue to provide innovative software solutions focused on the growing business intelligence market.

  "The VERITAS Software transaction increases Seagate's shareholder value in two distinct ways," said Seagate president and chief executive officer, Steve Luczo. "First, we further strengthened our balance sheet and shareholders' equity with the addition of VERITAS Software stock to our asset base. Second, the merger solidifies the strategic relationship we have with VERITAS Software, a key player in our vision for current and future Storage Networking platforms and technologies. With VERITAS Software as a strategic technology development partner, along with Gadzoox
  Networks, Dragon Systems, SanDisk, CVC and iCompression, we are well positioned to execute on our business strategy."

  Seagate Software remains focused on the burgeoning
  Business Intelligence market, which is estimated to grow from $1.6 billion to $6.2 billion by the year 2002, according to leading industry analysts at Gartner Group. Seagate Software offers a comprehensive suite of business intelligence tools designed to help organizations access, analyze, report and share vital data stored in data warehouses and ERP systems, in order to make better business decisions. With over 900

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  employees residing in 32 offices worldwide, Seagate
  Software is headquartered in Scotts Valley, California, and headed by Greg Kerfoot, president and chief operating officer. Seagate Software has had a long and successful history in developing partnerships, and expects to retain a strong technological relationship with VERITAS Software going forward.

  The merger of Seagate Software NSMG with VERITAS
  Software received the approval of both VERITAS Software's and Seagate Software's shareholders at their respective shareholder meetings. Terry Cunningham, the previous president and chief operating officer of Seagate Software, is now president and chief operating officer, VERITAS Software. VERITAS Software's board of directors has been expanded from its previous seven directors to include Terry Cunningham and two directors appointed by Seagate Technology. These directors are Steve Luczo and Greg Kerfoot.

  Seagate Technology, Inc. is a leading provider of technology and products enabling people to store, access, and manage information. The Company is committed to providing best-in-class products to help people get information when, where and how they want it. Seagate is the world's largest manufacturer of disc drives, magnetic discs and read-write heads, and an innovator in tape drives and software. Seagate can be found around the globe and at http://www.seagate.com.

  Seagate Software, a subsidiary of Seagate Technology, Inc., develops integrated business intelligence applications which include the award-winning Seagate Crystal Reports, Seagate Holos, Seagate Info. Seagate Software can be found on the Web at http://www.seagatesoftware.com.

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  The "S" logo and Seagate Technology are registered
  trademarks of Seagate Technology, Inc. Seagate Software, Seagate Crystal Reports, Seagate Holos and Seagate Info are either a registered trademark or trademark of Seagate Software, Inc. Seagate is a registered trademark of both Seagate Technology and Seagate Software. All other trademarks or registered trademarks are the property of their respective owners.

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